EXHIBIT 21

Subsidiaries of the Registrant

		Percentage of
		Voting Securities
	Organized Under	Owned by
	Laws of	Immediate Parent
RELM Communications, Inc.	Florida	100%

Tactical Capital Investments, LLC	Delaware	100%